Exhibit 99.1
General Growth Properties, Inc. Announces Common Stock Dividend
CHICAGO — December 18, 2009 — General Growth Properties, Inc. (“GGP”) today announced that the Bankruptcy Court authorized the payment of a dividend to holders of GGP common stock, and that its Board of Directors had declared a common stock dividend of $0.19 per share, payable in combination of cash and common stock. The dividend is payable on January 28, 2010 to stockholders of record on December 28, 2009. The cash component of the dividend will not exceed 10% in the aggregate.
In accordance with Internal Revenue Service procedure, stockholders may elect to receive payment of the dividend all in cash or all in common stock. To the extent that more than 10% of cash is elected, the cash portion will be prorated. Stockholders who do not make an election will receive 100% in common stock. The number of shares of common stock issued as a result of the dividend will be calculated based on the volume weighted average trading prices of GGP’s common stock on January 20, 21 and 22, 2010. GGP expects the dividend to be taxable to its stockholders, without regard to whether a particular stockholder receives the dividend in the form of cash or common stock.
An information letter and election form will be mailed to stockholders of record promptly after December 28, 2009. The properly completed election form to receive cash or shares of common stock must be received by GGP’s transfer agent prior to 5:00 p.m. (EST) on January 22, 2010. Registered stockholders with questions regarding the dividend election may call BNY Mellon Shareowner Services, GGP’s transfer agent, at (201) 680-6578. If your shares of common stock are held through a bank, broker or nominee, and you have questions regarding the dividend election, please contact such bank, broker or nominee, who will also be responsible for distributing to you the letter and election form and submitting the election form on your behalf.
ABOUT GGP
The Company currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 44 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is currently traded in the over-the-counter securities market operated by Pink OTC Markets Inc. using the symbol GGWPQ.